Exhibit 23.6
CONSENT OF INDEPENDENT AUDITORS
We have issued our report dated September 9, 2005 except for Footnotes R and T which are as of March 1, 2006, accompanying the financial statements of Silvue Technologies Group, Inc. and Subsidiaries contained in Amendment No. 3 to the Registration Statement and Prospectus of Compass Diversified Trust. We consent to the use of the aforementioned report in Amendment No. 3 in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ White, Nelson & Co. LLP
Anaheim, California
April 10, 2006